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                       December 20, 2022

       Thomas Allen
       Chief Financial Officer
       Membership Collective Group Inc.
       180 Strand
       London, WC2R 1EA
       United Kingdom

                                                        Re: Membership
Collective Group Inc.
                                                            Form 10-K for the
fiscal year ended January 2, 2022
                                                            Filed March 16,
2022
                                                            File No. 001-40605

       Dear Thomas Allen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction